SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 9, 2002

                    NORD PACIFIC LIMITED
(Exact name of registrant as specified in its charter)
New Brunswick, Canada	000-19182	Not Applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number

40 Wellington Row, Suite 2100, Scotia Plaza Saint John, New Brunswick, Canada (Address of Principal Executive Offices)		E2L 4S3 (Zip Code)

Registrant's telephone number, including area code: (506) 633-3800

ITEM 5. Other Events

        Effective October 29, 2001, Nord Pacific Limited entered into a settlement agreement with former President & CEO, Dr. W. Pierce Carson. In April of 2001, Dr. Carson filed an action in United States District Court for the District of New Mexico against the Company and its wholly owned subsidiary Hicor Corporation in which he alleged his entitlement to early retirement and asked the court to declare that split dollar insurance policy, for which the Company had paid premiums, be committed to funding his retirement.

        Under the terms of the settlement agreement, Dr. Carson agreed to forego any claims to retirement benefits from the Company and authorized the payment of $120,000 by the life insurance company to Nord Pacific. The Company gave up any claims to the split dollar life insurance policy, and agreed to issue 1,431,482 shares of Common Stock to Dr. Carson on or before February 1, 2005 (or immediately under other certain events such as merger or sale of substantially all of the Company's assets). The issued stock will be restricted (Rule 144) stock. Dr. Carson also agreed to a number of other conditions pertaining to the stock for a period of two years upon issuance. Each party released the other party for all further claims. The settlement is considered final and the case was dismissed with prejudice.

        As separate matters, the Company's wholly owned subsidiary in Australia, Nord Australex Nominees Pty. Ltd. ("Australex"), which is the company that legally owns Nord Pacific's interests in the Girilambone Joint Ventures and the Tritton Copper Project, is in dispute with its joint venture partner, Straits Mining Pty Ltd of Perth, Western Australia (a wholly owned subsidiary of Straits Resources Limited) over the management and funding of the Girilambone Copper Operations. Previously, Australex had defaulted on scheduled payments for the purchase of the Tritton project from Straits. The defaults occurred following the Company's failure to procure anticipated financing. This was exacerbated by the reduced cash flow being derived from Australex's share of copper sales from Girilambone, due to the gradual exhaustion of copper production from the leach heaps, and by the low price of copper being realized. On December 21, 2001, Straits issued to Australex a Statutory Demand for Payment of monies owed (A$1,500,000 or approximately US$780,000) under the terms of the Tritton Sale Agreement. Australex has 21 days, or until January 11, 2002, to meet this demand. Under Australian law, a company may be declared insolvent if it cannot meet its bills when due and payable. In order to rectify these situations, Nord Pacific is in discussion with a number of parties to secure financing for the acquisition of Straits' share of the Girilambone joint ventures and the redemption of the Tritton Project, or, to otherwise come to some suitable arrangement with Straits.

Dated: January 9, 2002	By: /s/ Mark R. Welch
Mark R. Welch
President and Chief Executive Officer